AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement (“Agreement”) is made and entered into as of May 1, 2018 (“Effective Date”), by and between SummerHaven Investment Management, LLC (“SHIM”), a Delaware limited liability company with its principal place of business at 1266 East Main Street, Soundview Plaza, Fourth Floor, Stamford, CT 06902, and United States Commodity Funds LLC (“USCF”), a Delaware limited liability company with its principal place of business at 1999 Harrison Street, Suite 1530, Oakland, California 94612.

WHEREAS, pursuant to the advisory agreement between USCF and SHIM dated December 11, 2009, as subsequently amended as of October 18, 2010, November 8, 2010, and July 1, 2011 (the “Prior Agreement”), USCF has retained SHIM to provide certain advisory services in connection with the operation of certain exchange-traded funds created as separate series of the United States Commodity Index Funds Trust (the “Trust”) and set forth on Exhibit A (as such Exhibit may be amended from time to time to incorporate new funds by mutual consent) (together, the “Funds”); and

WHEREAS, this Agreement amends and restates the Prior Agreement in its entirety; and

WHEREAS, SHIM is willing to continue to provide such advisory services under the terms of this Agreement; and

WHEREAS, USCF has under an amended and restated licensing agreement with SummerHaven Index Management, LLC (“SHIX”), dated the same date as this Agreement (“Licensing Agreement”), continued to license from SHIX the use of certain names and marks (“Service Marks”), including those of certain indices owned, calculated, maintained and published by SHIX (“Indexes”), and the use of the Indexes in connection with the Funds as set forth in Exhibit B (as such Exhibit may be amended from time to time to incorporate new or additional Service Marks or Indexes);

NOW, THEREFORE, in consideration of the foregoing, and in reliance upon the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	SERVICES
(a)	During the term of this Agreement, SHIM, as adviser to the Funds, will have discretionary authority with respect to the purchase, sale or holding of commodity interests by the Funds and will provide advice regarding whether specific commodity interests should be purchased by the Funds in accordance with the procedures agreed to between SHIM and USCF. SHIM shall further provide to USCF and the Funds, as applicable: (a) general consultation regarding the markets for and trading in commodity interests, and (b) such information and data as may reasonably be requested by USCF regarding the principals of SHIM and the Index for inclusion in regulatory filings and marketing materials for the Funds (all such advice and services, the “Services”).
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(b)	USCF acknowledges and agrees that SHIM and its principals are required to devote only such time as may be reasonably required with respect to the Services. Other than as set forth below, SHIM and its affiliates, including their respective partners, directors, members, stockholders, officers and employees (together, “Affiliates”) will not be precluded from engaging directly or indirectly in any other business or activity, including, but not limited to, exercising investment advisory and management responsibility and buying, selling or otherwise dealing with securities, commodities or other investments for their own accounts, for the accounts of family members, for the accounts of other funds and for the accounts of individual and institutional clients. SHIM and its affiliates may also serve as the general partner or investment manager of other funds, client accounts and proprietary accounts (collectively, its “Clients”). Other than set forth below, SHIM and its affiliates will perform, among other things, investment advisory and management services for Clients other than the Funds and in that connection to give advice and take action in the performance of their duties to those Clients which may differ from the timing and nature of action taken with respect to any Fund. The Investment Manager will make all investment decisions relating to the Funds and its other Clients in a manner consistent with its fiduciary obligations to act in good faith in what it considers to be the Funds’ and its Clients’ best interests.
(c)	Notwithstanding the foregoing, SHIM and SHIM’s Affiliates shall not engage in management, investment, or commodity trading activities, as the general partner, managing member, investment adviser, commodity trading advisor or otherwise for a commodity exchange-traded fund (as defined below) that bases its return by reference to any Index or another Substantially Similar Commodity Index (as defined below), for as long as they are parties to this Agreement, and for three (3) months following the termination of this Agreement but only if a termination has occurred by SHIM under Section 3(a) or 3(e)(ii) hereto or by USCF under Section 3(a) hereto. “Substantially Similar Commodity Index” shall mean an index with all of the following criteria: (i) it is created by SHIX or any of its affiliates; (ii) it is broadly diversified; (iii) it is long only; (iv) the index components are selected from a group of at least 22 commodities; and (v) the components of the index at all times consist of at least 10 commodities. “Commodity exchange-traded fund” shall mean a fund open to the public and traded on a U.S. or foreign securities exchange whose net asset value is calculated daily and which trades throughout the trading day, and which does not invest in securities.
(d)	The services furnished by SHIM hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent SHIM or any affiliated person of SHIM or any employee, agent, manager or affiliated person of such person from acting as an investment adviser or CTA for any other person or persons, or (ii) limit or restrict SHIM or any such employee, agent, manager or affiliated person from buying, selling or trading any securities, commodity interests or other investments for its or their own accounts or for the accounts of others for whom it or they may be acting. The Funds and other accounts advised or managed by SHIM may invest in the same securities or commodity interests. When SHIM seeks to purchase or sell the same securities or commodity interests at substantially the same time on behalf of a Fund and/or another account, SHIM shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on either an average price basis or high to high/low to low price basis, and available investments will be allocated as to amount in a manner which SHIM believes to be equitable to the Fund and such other account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. In that connection, however, SHIM agrees that in rendering consulting, advisory and management services to other commodity interest trading accounts and entities, it will seek to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts.
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2.	FEES
(a)	For the Services provided hereunder, USCF and/or the Funds will pay SHIM advisory fees as set forth in the fee schedule attached as Exhibit C to this Agreement.
3.	TERM AND TERMINATION
(a)	With respect to each Fund, this Agreement shall remain in effect until December 1, 2019(“Initial Period”), unless earlier terminated by either USCF or SHIM in accordance with this Section 3. After the Initial Period, this Agreement shall continue for successive three-year periods (“Successive Three-Year Period”) unless terminated by either party as of the end of the Initial Period or each Successive Three-Year Period by providing at least ninety (90) days’ written notice of such termination prior to the end of the Initial Period or such Successive Three-Year Period, except as otherwise provided in this Section 3. Upon termination of this Agreement USCF shall cease to use the Indexes and the Service Marks.
(b)	If a party (the “Breaching Party”) is in material breach of any terms of this Agreement, either USCF or SHIM, as the case may be, may so notify the Breaching Party in writing, specifying the nature of the breach in reasonable detail. The Breaching Party shall have thirty (30) calendar days from delivery of that notice to correct the breach; provided that, if the breach is not cured within the identified time period, the other party may terminate this Agreement at any time after the thirty (30) days’ written notice to the Breaching Party with another ninety (90) days’ written notice.
(c)	Either USCF or SHIM may terminate this Agreement upon thirty (30) days’ written notice to such other party if SHIM or USCF, as the case may be, is dissolved or its existence is terminated; becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented by the other party or is not dismissed within sixty (60) days after such institution.
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(d)	Either USCF or SHIM may terminate this Agreement upon ninety (90) days’ written notice to the other party if any adverse finding is made in respect of, or official sanction imposed on, any party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement.
(e)	In the event that SHIX ceases calculation and publication of any Index, SHIM shall give USCF at least one hundred and eighty (180) days’ written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. USCF shall have the option hereunder to use any such replacement index under the terms of this Agreement by notifying SHIM within ninety (90) days of receiving written notice from SHIM regarding the replacement index, on the same terms and conditions (including payment of fees as set forth in Section 2 of this Agreement) as USCF or the Fund previously used the discontinued Index.
(f)	USCF may terminate this Agreement with respect to a Fund immediately upon written notice to SHIM if:
(i)	USCF is informed of the final adoption of any legislation or regulation that materially impairs USCF’s ability to market, promote, or issue, redeem or list on an exchange, shares of such Fund;
(ii)	USCF determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the provision of its services hereunder with respect to such Fund will result in material hardship or material expense to USCF, or
(iii)	Any material litigation or regulatory proceeding regarding a Fund is commenced which requires such Fund to cease existence, and no successor Fund is commenced with similar investment objectives;
(iv)	Any material litigation or regulatory proceeding regarding SHIM or SHIX is commenced and USCF, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on USCF.
(v)	USCF elects to terminate the public offering or other distribution of such Fund; or
(vi)	The Licensing Agreement is terminated pursuant to Section 3 thereof.
(g)	USCF may terminate this Agreement in the event of a Change of Control of SHIM upon one hundred and twenty (120) days’ prior written notice to SHIM, with such notice to be given within thirty (30) days after the expiration of a ninety (90) day period which begins immediately upon the occurrence of such Change of Control (notice of which shall be given by SHIM to USCF prior to or immediately upon the occurrence of such event); provided, however, that if USCF does not so give notice to terminate this Agreement, this Agreement shall automatically extend for three (3) years from the date of such Change of Control.
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(h)	SHIM may terminate this Agreement with respect to a Fund upon ninety (90) days’ written notice to USCF if:

(i)	SHIM is informed of the final adoption of any legislation or regulation that materially impairs SHIM’s ability to perform Services with respect to such Fund under this Agreement;

(ii)	In connection with any legislation or regulation, or any advice, statement, ruling, or other communication by the CFTC or any exchange or self-regulatory organization, and/or due to any increase in size of any Fund or any other client of SHIM or its affiliates, SHIM determines in its sole reasonable discretion that it and/or its affiliates could imminently become subject to position limits, in connection with positions relating to one or more commodities, which position limits could reasonably be expected to impair its or their ability to perform advisory, management or other services to any of SHIM’s or any affiliate’s clients;
(iii)	The Licensing Agreement is terminated by SHIX pursuant to Section 3 thereof;
(iv)	SHIM determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the provision of its services hereunder with respect to such Fund will result in material hardship or material expense to SHIM, or
(v)	Any material litigation or regulatory proceeding regarding USCF or any Fund is commenced and SHIM, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on SHIM.
(i)	SHIM may terminate this Agreement in the event of a Change of Control of USCF upon one hundred and eighty (120) days’ prior written notice to USCF, with such notice to be given within thirty (30) days after the expiration of a ninety (90) day period which begins immediately upon the occurrence of such Change of Control (notice of which shall be given by USCF to SHIM prior to or immediately upon the occurrence of such event); provided, however, that if SHIM does not so give notice to terminate this Agreement, this Agreement shall automatically extend for three (3) years from the date of such Change of Control.
(j)	For purposes of this Agreement, “Change of Control” of SHIM or USCF means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets, or (2) the sale, lease, transfer, conveyance or other disposition by a party of more than 50% of the outstanding voting equity or beneficial ownership as of the Effective Date (whether at the time of such disposition or in increments).
(k)	No fees under Section 2 of this Agreement will be payable to SHIM by USCF after termination of this Agreement as set forth in this Section 3 except any outstanding fees. The fee for the month in which this Agreement is terminated will be pro-rated based on the number of days in the month during which the Agreement was in effect.
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4.	INDEMNIFICATION; LIMITATION OF LIABILITY
(a)	Neither SHIM and its affiliates nor any of their officers, directors, shareholders, members, partners, employees and any person who controls SHIM (collectively, Advisory Affiliates”) shall be liable to USCF or any Fund under the terms of this Agreement, except for acts or omissions of SHIM or an Advisory Affiliate which constitute willful misconduct, gross negligence, bad faith, or material breach of this Agreement or applicable law. USCF shall indemnify, defend and hold SHIM and its Advisory Affiliates, representatives, agents, attorneys, service providers, successors and assigns (collectively, the “SHIM Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by USCF or any disclosure in the Registration Statement of any Fund (except disclosure about SHIM or the Index that has been specifically approved by SHIM), provided such expenses were not the result of any action or inaction of such SHIM Indemnified Party that constituted willful misconduct, gross negligence or bad faith of such party, or a material breach by such party of this Agreement or applicable law.
(b)	SHIM shall indemnify, defend and hold USCF and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “USCF Indemnified Parties”, and together with the SHIM Indemnified Parties, the “Indemnified Parties” or an “Indemnified Party”) harmless from and against any and all Losses arising out of (i) any material breach of this Agreement by SHIM, (ii) any disclosure in the Registration Statement of the Fund about SHIM or the Index that has been specifically approved by SHIM, or (iii) the gross negligence, recklessness or willful misconduct of SHIM in providing Services under this Agreement.
(c)	Except as otherwise expressly provided herein, in no event shall either USCF or SHIM be liable to each other, nor shall SHIM be liable to the Funds, for any indirect, incidental, special or consequential damages, even if the party or an authorized representative thereof has been advised of the possibility of such damages. Nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.
(d)	Promptly after receipt by any Indemnified Party of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”) under this Section 4, notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party. The Indemnified Party shall cooperate in the defense of settlement of claims so assumed. The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion. Without limiting the foregoing, in no event may either party make any admission of liability by or on behalf of the other party without such other party’s express prior written consent.
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5.	COVENANTS, REPRESENTATIONS AND WARRANTIES.
(a)	Representations and Warranties of SHIM. SHIM represents and warrants that:
(i)	SHIM has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(ii)	SHIM is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.
(iii)	The execution, delivery and performance by SHIM of this Agreement are within SHIM’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.
(iv)	The execution, delivery and performance by SHIM of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) SHIM’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon SHIM.
(v)	SHIM is (a) registered as a commodity trading advisor (“CTA”) with the U.S. Commodity Futures Trading Commission (the “CFTC”), and is a member of the National Futures Association and (b) will continue to be so registered and remain such a member, in each case, if required, so long as this Agreement remains in effect.
(vi)	This Agreement and each other agreement, instrument or document to be executed and delivered by SHIM pursuant to this Agreement constitutes the legal, valid and binding obligation of SHIM, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
(vii)	SHIM represents that its other engagements or activities are as of the date of this Agreement not of a nature or magnitude so as to have a material adverse effect on its ability to fulfill its obligations under this Agreement.
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(b)	Representations And Warranties of USCF. USCF represents and warrants that:
(i)	USCF has the full power and authority to enter into this Agreement, to serve as the investment adviser to the Fund and the Subsidiary and to perform the services and its obligations described under this Agreement.
(ii)	USCF is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.
(iii)	The execution, delivery and performance by USCF of this Agreement are within USCF’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.
(iv)	The execution, delivery and performance by USCF of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) USCF’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon USCF.
(v)	USCF is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Funds and will continue to be so registered, if required, so long as this Agreement remains in effect.
(vi)	This Agreement and each other agreement, instrument or document to be executed and delivered by USCF pursuant to this Agreement constitutes the legal, valid and binding obligation of USCF, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
(vii)	USCF serves as the commodity pool operator of the Funds.
(viii)	Each of USCF and the Funds are “qualified eligible persons” as defined in the Commodity Exchange Act.
(c)	Covenants Of SHIM.
(i)	SHIM will promptly notify USCF of the occurrence of any event that would substantially impair SHIM’s ability to fulfill its commitments under this Agreement.

(ii)	SHIM will promptly notify USCF if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of USCF or any Fund, or, in the case of SHIM, that would impact its ability to perform under this Agreement, in each case, unless SHIM is prohibited from doing so.
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(d)	Covenants Of USCF.
(i)	USCF will promptly notify SHIM of the occurrence of any event that would substantially impair the ability of USCF to fulfill its commitment under this Agreement.
(ii)	USCF will promptly notify SHIM if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of any Fund, or, in the case of USCF, that would impact the ability of USCF to perform under this Agreement, in each case, unless USCF is prohibited from doing so.
6.	CONFIDENTIAL INFORMATION
(a)	By virtue of this Agreement, either USCF or SHIM may have access to information that is confidential to the other party including, without limitation, all business, technical, financial, customer and/or any other proprietary information of a party or its affiliates, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure, including, without limitation, all information concerning the Index, whether or not so marked (collectively, “Confidential Information”). Notwithstanding the foregoing, a party’s Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without reference to any Confidential Information. In addition, the obligations of this Section 6 do not apply to confidential information that is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement. Such Confidential Information shall remain confidential for all other purposes.
(b)	USCF and SHIM agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (i) to their respective affiliates and their respective affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, (iii) to the extent required by applicable law or by any subpoena or similar legal process (provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement), (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (v) in the regulatory filings of USCF, the Trust and the Funds, in a manner determined to be appropriate or required by USCF by or on behalf of USCF, the Trust or the Funds and (vi) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.
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(c)	The Fund Parties and SHIM agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. None of the Fund Parties nor SHIM shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.
(d)	USCF and SHIM agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, USCF and SHIM agree that a breach of this Section 6 shall entitle SHIM (in the case of a breach by USCF) or USCF (in the case of a breach by SHIM) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Section shall survive termination or expiration of this Agreement.
(e)	Each party shall be free to use for itself and for others in any manner the general knowledge, skill or experience acquired by it in connection with this Agreement.
7.	GENERAL
(a)	Interpretation. Titles and paragraph headings herein are for convenient reference only and are not part of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
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(b)	Independent Contractors. USCF and SHIM are independent contractors to one another. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between USCF, on the one hand, and SHIM, on the other hand.
(c)	Force Majeure. No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.
(d)	Notice. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, postage prepaid to the appropriate address below:

To USCF at:

United States Commodity Funds LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612

Attn: John Love, President and Chief Executive Officer

Tel: (510) 522-9600

Email: jlove@uscfinvestments.com

With a copy to:

Carolyn Yu, General Counsel

Tel: (510) 522-9600

Email: cyu@uscfinvestments.com

To SHIM at:

SummerHaven Investment Management, LLC

Soundview Plaza

Fourth Floor

1286 East Main Street

Stamford, CT 06902

Telephone: (203) 352-2700

Email: arizvi@summerhavenim.com

With a copy to:

Robert Chender, Esq.

Seward & Kissel LLP

1 Battery Park Plaza

New York, NY 10004

Tel: (212) 574-1415

Email: chender@sewkis.com

(e)	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. If necessary or appropriate, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The remainder of this Agreement shall remain in full force and effect.
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(f)	Waiver. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.
(g)	Modification. No representation or promise hereafter made, nor any modification or amendment of this Agreement, shall be binding unless in writing and executed by duly authorized agents of all parties affected by the modification or amendment.
(h)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.
(i)	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. USCF may not assign this Agreement or any of the rights or obligations granted hereunder without SHIM’s prior written consent, and SHIM may not assign this Agreement or any of the rights or obligations granted hereunder (except to an affiliate under common control) without USCF’s prior written consent.
(j)	No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(k)	No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
(l)	Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York, without reference to its conflicts of law principles.
(m)	Survival. The terms of Sections 2, 3(k), 4, 6 and 7 shall survive the expiration or termination of this Agreement.
(n)	Authority. The person signing this Agreement on behalf of each party has been properly authorized and empowered to execute agreements such as this Agreement on behalf of such party.
(o)	Entire Agreement. This Agreement and any Exhibits constitute the complete agreement between the parties and supersede all previous or contemporaneous agreements, proposals, understandings, and representations, written or oral, with respect to the subject matter addressed herein.
(p)	PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
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IN WITNESS WHEREOF, the parties have entered into this Advisory Agreement as of the Effective Date.

SUMMERHAVEN INVESTMENT MANAGEMENT, LLC

By:	/s/ Ashraf R. Rizvi	Partner
[title]

UNITED STATES COMMODITY FUNDS LLC

By:	/s/ John P. Love	President & CEO
[title]

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EXHIBIT A

United States Commodity Index Fund

United States Agricultural Index Fund

United States Copper Index Fund

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EXHIBIT B

Indices:

1.	SummerHaven Dynamic Commodity Index
2.	SummerHaven Dynamic Agricultural Index
3.	SummerHaven Copper Index
4.	SummerHaven Dynamic Metals Index

Service Marks:

1.	SDCI
2.	SDAI
3.	SCI
4.	SDMI
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EXHIBIT C

FEE SCHEDULE

The base fee for advisory services under this Agreement shall be 0.06% of the applicable Fund’s average daily net assets1 and shall be paid to SHIM by USCF and/or the applicable Fund within 30 days after the last business day of each month.

In the event that SHIM is no longer conducting the trading of one or more commodity interests on behalf of any of the Funds, the fee shall be 0.06% - ((number of commodity interests no longer traded by SHIM/14)*0.06% of the applicable Fund’s average daily net assets).

1 The “average daily net assets” shall be determined on the basis set forth in the Fund’s registration statement.

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